EXHIBIT 4.3

                              STOCK OPTION AGREEMENT


      STOCK OPTION AGREEMENT effective as of the 1st day of January, 1996 between U.S. Energy Corp., a Wyoming corporation (the
"Corporation"), and KEY NAME~ (the "Optionee").

      In accordance with its 1989 Stock Option Plan (the "Plan") as amended, a copy of which is attached hereto and incorporated herein by reference, the Corporation desires, in connection with the services of the Optionee, to provide the Optionee with an opportunity to acquire $.01 par value common stock (the "Common Stock") of the Corporation on favorable terms and thereby increase the Optionee's proprietary interest in the continued progress and success of the business of the Corporation.

      NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the Corporation and the Optionee agree as follows:

      1.     Confirmation of Grant of Option.    Pursuant to a
recommendation of the Compensation Committee of the Board of Directors of the Corporation (the "Board") made on December 22, 1995 and confirmed by the Board of Directors on that date, the Corporation, subject to the terms of the Plan and of this Agreement, confirms that the Optionee has been irrevocably granted on January 1, 1996 (the "Date of Grant"), as a matter of separate inducement and agreement, and in addition to and not in lieu of salary or other compensation for services, a Non-Qualified Stock Option pursuant to Section 7 of the Plan (the "Option") to purchase an aggregate of KEY # OF SHARES~ Non-Qualified shares of Common Stock on the terms and conditions herein set forth subject to adjustment as provided in Section 8 hereof.

      2.     Purchase Price.    The purchase price of shares of Common
Stock covered by the Option will be $4.00 per share based on the bid price of such shares remaining above $8.00 for 20 consecutive business days (the "Option Price"). The Option Price shall be subject to adjustment as provided in Section 8 hereof.

      3.     Exercise of Option.    Except as otherwise provided in
Section 8 of the Plan, the Option may be exercised in amounts not to exceed 20% of the number of option shares during each calendar year for the term of the Option, provided, however, no Option shall be exercisable after the expiration of the term thereof, and no Option shall be exercisable unless the holder is an employee of the Corporation or of any subsidiary of the Corporation on the date of exercise, except as provided in Sections 6 and 7 hereof and Section 8(f) of the Plan. The Option may be exercised only as to whole shares in increments of 100 shares. The 20% annual limitation shall not be increased because of failure to exercise the full 20% which may have been available in prior years.

Key Name
Stock Option Agreement
January 1, 1996
Page 2

      The Option may be exercised, as provided in this Section 3, by notice and payment to the Corporation as provided in Section 10 hereof and Section 8(d) of the Plan.

      4.     Term of Option.    The term of the Option will be through
January 1, 1996 through December 31, 2000, subject to earlier termination or cancellation as provided in this Agreement. Except as otherwise provided in Sections 6 and 7 hereof, the Option will not be exercisable unless the Optionee shall, at the time of exercise, be an employee of the Corporation or of a subsidiary. As used in this Agreement, the term "subsidiary" refers to and includes each "subsidiary corporation" as defined in the Plan.

      The holder of the Option will not have any rights to dividends or any other rights of a shareholder with respect to any shares of Common Stock subject to the Option until such shares shall have been issued to him (as evidenced by the appropriate transfer agent of the Corporation) upon purchase of such shares through exercise of the Option.

      5.     Nontransferability of Option.    The Option may not be
assigned, transferred (except as provided in the next preceding sentence) or otherwise disposed of, or pledged or hypothecated in any way (whether by operation of law or otherwise) otherwise than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or other process. Any assignment, transfer, pledge, hypothecation or other disposition of the Option or any attempt to make any such levy of execution, attachment or other process will cause the Option to terminate immediately upon the happening of any such event, provided, however, that any such termination of the Option under the foregoing provisions of this Section 5 will not prejudice any rights or remedies which the corporation or any subsidiary may have under this Agreement or otherwise.

      6.     Exercise Upon Termination.    The Optionee's rights to
exercise this Option upon termination of employment shall be as set forth in Section 8(f) of the Plan.

      7.     Death, Disability or Retirement of Optionee.    The
Optionee's rights to exercise this Option upon the death, disability or retirement of the Optionee shall be as set forth in
Section 8(g) of the Plan.

      8.     Adjustments.    The Option shall be subject to adjustment
upon the occurrence of certain events as set forth in Section 8(i) of the Plan.

Key Name
Stock Option Agreemnt
January 1, 1996
Page 3

      9.     Registration.     The Optionee understands that the Option
and the shares of Common Stock subject thereto and issuable upon the exercise thereof are registered under Form S-8 (SEC File No.
33-74154) under the Securities Act of 1933, as amended.  The
Optionee understands that it is his responsibility to confirm that the registration is current and effective at the time of exercise of his Options and sale of shares acquired thereunder.

      10.    Notices.    Each notice relating to this Agreement will
be in writing and delivered in person or by certified mail to the proper address. All notices to the Corporation shall be addressed to it at its office at Glen L. Larsen Building, 877 North 8th West, Riverton, Wyoming 82501. All notices to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee nor such other person or Persons at the Optionee's address below specified. Anyone to whom a notice maybe given under this Agreement may designate a new address by notice to that effect.

      11.    Approval of Counsel.    The exercise of the Option and
the issuance and delivery of shares of Common Stock pursuant thereto shall be subject to approval by the Corporation's counsel of all legal matters in connection therewith, including compliance with the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, applicable state securities laws, the rules and regulations thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed.

      12.    Benefits of Agreement.    This Agreement will inure to
the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Optionee and all rights granted to the Corporation under this Agreement will be binding upon the Optionee's heirs, legal representatives and successors.

      13.    Governmental and Other Regulations.    The exercise of
the Option and the Corporation's obligation to sell and deliver shares upon the exercise of rights to purchase shares is subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency which may, in the opinion of counsel for the Corporation, be required.

      14.    Incorporation of the Plan.    The Plan, as amended, is
attached hereto and incorporated herein by reference. In the event that any provision in this Agreement conflicts with a provision in the Plan, the Plan shall govern.

Key Name
Stock Option Agreement
January 1, 1996
Page 4

      IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed in its name by its President or a Vice President and its corporate seal to be hereunto affixed and attested by its Secretary or its Assistant Secretary and the Optionee has hereunto set his hand and seal all as of the date first above written.

                                            U.S. ENERGY CORP.

(Seal)

                                      By:    s/ John L. Larsen
                                          --------------------------------
                                            JOHN L. LARSEN, President

ATTEST:


  s/ Max T. Evans
- --------------------------------
MAX T. EVANS, Secretary



      The undersigned Optionee understands the terms of this Option Agreement and the attached Plan and hereby agrees to comply therewith.



Date _____________, 19____


                                      ------------------------------------

                                      ------------------------------------
                                      (Address of Optionee)

Schedule of Employees Receiving Stock Options pursuant to the above Stock Option Agreement.

                           No. of
Name                    Option Shares    Price/Share     Issue Date     Expiration Date
- --------------------    -------------    -----------     ----------     ---------------
Michael E. Sweeney         70,000           $4.00          1/01/96        12/31/2000
Richard P. Larsen          50,000           $4.00          1/01/96        12/31/2000
Mark J. Larsen             50,000           $4.00          1/01/96        12/31/2000
Keith G. Larsen            50,000           $4.00          1/01/96        12/31/2000
M. Shane Larsen            50,000           $4.00          1/01/96        12/31/2000
George F. Smith            60,000           $4.00          1/01/96        12/31/2000
Kenneth Webber             30,000           $4.00          1/01/96        12/31/2000
Thomas M. Evans            25,000           $4.00          1/01/96        12/31/2000